Exhibit 10.6

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (this “Agreement”) is made and entered into as of this 1st day of January, 2004, by and between U.S. Restaurant Properties, Inc., a Maryland corporation (the “Company”), and Harry O. Davis (“Executive”). Unless defined elsewhere in this Agreement, all initial capitalized terms shall have the meanings set forth in Section 7 of this Agreement.

RECITALS

WHEREAS, Executive is currently employed by the Company as Chief Operating Officer;

WHEREAS, to encourage Executive to remain employed with the Company, the Company desires to provide Executive with an opportunity for certain severance compensation in the event of a Change in Control of the Company on the terms and conditions set forth herein;

WHEREAS, the Company and Executive each recognize and hereby acknowledge that Executive’s employment with the Company is and shall continue to be terminable at will, without prior notice, by either the Company or Executive; and

WHEREAS, the Company and Executive each hereby acknowledge that this Agreement is not intended to be, and shall not be construed as, an express or implied contract of employment between the Company and Executive.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Executive hereby agree as follows:

AGREEMENTS

1. Change in Control. Within five (5) business days following the first occurrence of a Change in Control, the Company (or any successor thereto) shall pay Executive an amount in cash equal to one-half of Executive’s annualized base salary as of the date of the first event constituting a Change in Control (the “Change in Control Payment”). The Change in Control Payment shall be paid to Executive regardless of Executive’s employment status with the Company (or any successor thereto) following the occurrence of a Change in Control and shall not reduce or be offset against any other amounts payable hereunder, including, without limitation, the Severance Benefit.

2. Termination Following a Change in Control. The Company shall pay the Severance Benefit to Executive if, during the Severance Period, (i) Executive’s employment with the Company is terminated by the Company other than for Cause; (ii) Executive becomes permanently disabled; or (iii) Executive terminates his employment with the Company (which he shall be entitled to do) due to the:

(a) failure to elect or reelect or otherwise maintain Executive in the office or the position, or a substantially equivalent office or position, of or with the Company which Executive held immediately prior to a Change in Control, or the removal of Executive as a Trust Manager of the Company (or any successor thereto) if Executive had been a Trust Manager of the Company immediately prior to the Change in Control;

(b) significant change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which Executive held immediately prior to the Change in Control, a reduction in the aggregate of Executive’s base pay received from the Company, or the termination or denial of Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, except for any such termination or denial, or reduction in the scope of value, of any Employee Benefits applicable generally to all recipients of or participants in such Employee Benefits;

(c) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the Company’s business and/or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Company under this Agreement;

(d) the Company relocates its principal executive offices, or requires Executive to have Executive’s principal location of work changed, to any location which is in excess of 35 miles from the location thereof immediately prior to the Change in Control, or requires Executive to travel away from Executive’s office in the course of discharging Executive’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, Executive’s prior written consent; and/or

(e) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

Any Severance Benefit due under this Section 2 shall be due and payable within five business days after the occurrence of the event giving rise to the Company’s obligation to pay the Severance Benefit.

Notwithstanding the foregoing, in the event of the occurrence of a Change in Control, Executive’s employment may be terminated by the Company during the Severance Period without Executive becoming entitled to the Severance Benefit and the other benefits described in Section 3 below only upon the occurrence of (i) Executive’s death or (ii) his termination for Cause.

3. Severance Benefits.

(a) In addition to the Severance Benefit, following termination of Executive’s employment (other than pursuant to the last paragraph of Section 2), during the Severance Period, the Company will arrange to provide Executive with Employee Benefits that are welfare benefits (but not stock options, stock purchase, stock appreciation, dividend equivalent rights or similar compensatory benefits) substantially similar to those which Executive was receiving or entitled to receive immediately prior to the Change in Control. Without otherwise limiting the purposes or effect of Section 4, Employee Benefits otherwise receivable by Executive pursuant to this Section 3(a) will be reduced to the extent comparable welfare benefits are actually received by Executive from another employer during the Severance Period following Executive’s termination date.

(b) There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 3(a).

(c) Notwithstanding any other provision hereof, the parties’ respective rights and obligations under this Section 3 and under Sections 1, 2 and 5 will survive any termination or expiration of this Agreement following a Change in Control.

4. No Mitigation Obligation. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

5. Legal Fees and Expenses; Security. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights to compensation upon a Change in Control by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare the agreement to pay Executive compensation upon a Change in Control void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereinafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Company Manager, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing.

6. Employment Rights; Termination Prior to Change in Control. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employ of the Company prior to or following any Change in Control; provided, however, that if Executive’s employment is terminated by the Company for any reason other than Cause prior to the occurrence of a Change in Control, the Company shall pay to Executive within five (5) business days following such termination an amount in cash equal to three-quarters of Executive’s annualized base salary as of the date of termination. Notwithstanding the foregoing, any termination of the employment of Executive by the Company for any reason other than Cause following the commencement of any discussion with a third person that results in a Change in Control within 180 calendar days after such termination or removal will entitle Executive to receive all benefits he would have received under this Agreement had he been an employee of the Company on the date of the Change in Control.

7. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

(a) “Cause” means that Executive shall have committed:

(i) an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company;

(ii) any act by Executive of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(iii) violation of state or federal laws applicable to the Company;

(iv) misappropriation of funds or of any corporate opportunity;

(v) acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Board of Directors of the Company in connection with any transaction entered into on behalf of the Company;

(vi) violation of any Company policy, rule, regulation or directive and the failure to cease such conduct within 30 days after he is given notice by the Company to cease such conduct;

(vii) conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct; or

(viii) the continued, repeated, intentional and willful refusal to perform the duties associated with Executive’s position with the Company, which is not cured within 15 days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail.

(b) “Change in Control” means the occurrence during the term of this Agreement of any of the following events:

(i) the Company is merged, consolidated, or reorganized into or with another corporation or other legal entity and the Company is not the “surviving entity;”

(ii) the Company sells or otherwise transfers 50% or more of its assets to another corporation or other legal entity or in a series of related transactions;

(iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing over 9.0% of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Company (“Directors”) (the “Voting Shares”) of the Company or could become the owner of over 9.0% of the Company’s shares of Common Stock through the conversion of the Company’s debt or equity securities;

(iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; provided, however, a Change in Control shall be deemed to occur only when the transaction described in the Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) is consummated; or

(v) if, during any period of 12 months, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason (other than death or disability) to constitute at least a majority thereof.

Notwithstanding the foregoing provisions of Section 7(b), a “Change in Control” will not be deemed to have occurred for purposes of this Section 7(b) solely because (A) an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the voting securities (a “Subsidiary”), or (B) any employee share ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Shares, whether in excess of 9.0% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

The determination as to which party to a merger, consolidation or reorganization is the “surviving entity” within the meaning of Section 7(b) shall be made on the basis of the relative equity interests of the stockholders in the entity existing after the merger, consolidation or reorganization, as follows: if following any merger, consolidation or reorganization the holders of outstanding Voting Shares of the Company immediately prior to the merger, consolidation or reorganization own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or reorganization, the Company shall be the surviving entity. In all other cases, the Company shall not be the surviving entity. In making the determination of ownership of equity securities by the stockholders of an entity immediately after the merger, consolidation or reorganization pursuant to this paragraph, equity securities which the shareholders owned immediately before the merger, consolidation or reorganization as stockholders of another party to the transaction shall be disregarded. Further, for purposes of this paragraph only, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

(c) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any share option, share purchase, share appreciation, dividend equivalent rights, savings, pension, deferred compensation, incentive compensation, if any, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(d) The term “Severance Benefit” shall mean an amount equal to one (1) times (i) Executive’s annualized base salary rate as of the date of the first event constituting a Change in Control.

(e) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the expiration of two years after each occurrence of an event constituting a Change in Control, (ii) Executive’s death, or (iii) Executive’s attainment of age 65.

8. Term. The term of this Agreement shall be deemed to commence and be effective as of the date of this Agreement and shall continue for a five-year term and shall automatically renew for one-year terms unless either party gives notice of its intent not to renew at least 180 days prior to the end of any term or, unless earlier terminated in accordance with the provisions hereof.

9. Termination. Except with respect to the provisions of this Agreement that provide for payments to be made to Executive after termination of employment, this Agreement shall terminate automatically without further action by either of the parties hereto upon the death or permanent disability of Executive or the termination of Executive’s employment with the Company for any reason or no reason, in accordance with Executive’s status as an employee at will. As used herein, the term “permanent disability” means physical or mental disability or both that is determined by the Company, in its reasonable discretion, to substantially impair the ability of Executive to perform the day-to-day functions normally performed by Executive if the disability is suffered (or is reasonably expected to be suffered) by Executive for a period of not less than six consecutive calendar months.

10. Representation by Executive. Executive hereby represents and warrants to the Company that there are no agreements or understandings that would make unlawful his execution or delivery of this Agreement.

11. Notices. All notices, renewals and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given if delivered or mailed, by certified mail, first class postage prepaid, to the parties at the addresses set forth on the signature page of this Agreement, as the same may be changed in writing by the parties from time to time.

12. Entire Agreement. The parties expressly agree that this Agreement is contractual in nature and not a mere recital, and that it contains all the terms and conditions of the agreement between the parties with respect to the matters set forth herein. All prior negotiations, agreements, arrangements, understandings and statements between the parties relating to the matters set forth herein that have occurred at any time or contemporaneously with the execution of this Agreement are superseded and merged into this completely integrated Agreement. The Recitals set forth above shall be deemed to be part of this Agreement.

13. Governing Law. This Agreement was negotiated and is performable in Dallas County, Texas and shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of law.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with the proceeding provision.

15. Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart executed by the party sought to be charged with performance hereunder.

16. Assignment and Delegation. All rights, covenants and agreements of the Company set forth in this Agreement shall, unless otherwise provided herein, be binding upon and inure to the benefit of the Company’s respective successors and assigns. All rights, covenants and agreements of Executive set forth in this Agreement shall, unless otherwise provided herein, not be assignable by Executive, and shall be considered personal to Executive for all purposes.

17. Death. If Executive dies before receiving payment under this Agreement, a lump-sum payment shall be made to Executive’s estate or designated beneficiary.

18. Waiver of Breach. Failure by either party to demand strict compliance with any of the terms, covenants or provisions hereof shall not be deemed a waiver of the term, covenant or provision, nor any waiver or relinquishment by the Company of any power at any other time or times.

19. Withholding of Taxes. The Company shall withhold taxes from amounts paid pursuant to this Agreement as required by law, and, to the extent deemed necessary by the Company, in good faith.

20. Vesting of Benefits. Notwithstanding anything in this Agreement, the Company’s Flexible Incentive Plan (the “Plan”), any agreement entered into under the Plan, or under any retirement, pension, profit sharing or other similar plan, upon the occurrence of a Change in Control, all deferred or unvested portions of any award made to Executive under any of the foregoing plans and agreements shall automatically become fully vested in Executive and shall be in effect and redeemable by or payable to Executive, or Executive’s designated beneficiary or estate, on the same conditions (other than vesting) as would have applied had the Change in Control not occurred. All unvested awards under the Plan shall immediately vest upon the Change in Control and Executive shall have the right to exercise any vested awards during the balance of the awards’ term.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ Robert J. Stetson

Title:	President and Chief Executive Office

Notice Address:	12440 Inwood Road Suite 300 Dallas, Texas 75224

EXECUTIVE:

/s/ Harry O. Davis

Notice Address:	12440 Inwood Road Suite 300 Dallas, Texas 75224